EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Semler Scientific, Inc.
San Jose, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-198275, No. 333-198891 and No. 333-207779) of Semler Scientific, Inc. of our report dated March 9, 2020, relating to the financial statements of Semler Scientific, Inc. (which report on the financial statements expresses an unqualified opinion), which appears in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019.
/s/ BDO USA, LLP
New York, New York
March 9, 2020